Stillwater Mining Company Announces Preliminary Second Quarter Results and Increases 2011 Production Guidance

BILLINGS, MT -- (Marketwire - July 11, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) announced today that second quarter 2011 mined production of palladium and platinum totaled 142,700 ounces, an increase of 26.7% over the 112,600 ounces produced during the same period last year and 8.8% more than the 131,200 ounces produced during the first quarter of 2011.

Mined production of palladium and platinum has exceeded original estimates for the first two quarters of 2011. Production has exceeded expectations due primarily to more tons mined than anticipated, higher ore grades in the lower off shaft area of the Stillwater Mine and the contribution of higher grades from the east side of the mine. In addition, no disruption in production or productivity was experienced as a result of the recent labor contract negotiations. Based on updated estimates, the Company is increasing its 2011 annual forecast for mined palladium and platinum production to 515,000 ounces from its original guidance of 500,000 ounces. Although the Company believes that production for 2011 is likely to be higher than originally planned, this cautious increase recognizes that mining conditions at both mines may be more difficult during the second half of this year.

While the financial close of the second quarter of 2011 is not yet complete, the Company currently expects to report total revenues for the second quarter of $222.6 million, including $139.7 million from sales of mined production and $82.9 million from recycling.

Total mined palladium and platinum sold increased to 136,600 ounces in the second quarter of 2011, compared to the 116,700 ounces sold during the second quarter of the same period last year and 115,100 ounces sold during the first quarter of 2011. Combined sales realizations for mined palladium and platinum increased to $964 per ounce for the quarter, a significant increase from the $725 per ounce realized during the second quarter of 2010 and slightly less than the $994 per ounce realized during the first quarter of 2011. The Company processed recycling material containing 125,200 ounces of palladium, platinum and rhodium at its smelter and refinery during the second quarter, up from 99,200 ounces recycled during the second quarter of 2010 and up from 115,600 ounces fed during the first quarter of 2011.

The Company's total cash and cash equivalents, including available-for-sale investments, totaled approximately $240.0 million at June 30, 2011. The corresponding total at December 31, 2010 was $208.4 million.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "forecast," "guidance," or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Mike Beckstead
406-373-8971